COACHMEN INDUSTRIES, INC.
2831 Dexter Drive • P.O. Box 3300 • Elkhart, Indiana 46515 • 574/262-0123 • Fax 574/262-8823

NEWS RELEASE

For immediate release Monday, October 24, 2005

COACHMEN INDUSTRIES, INC. ANNOUNCES THIRD QUARTER RESULTS

Elkhart, Ind. - Coachmen Industries, Inc. (NYSE: COA) today announced its financial results for the third quarter ended September 30, 2005.

With continued softness in the Recreational Vehicle (RV) and Midwest housing markets, sales for the third quarter decreased 14.8% to $198 million versus $232 million during the same period last year. Within the Company’s operating segments, revenues from the Recreational Vehicle Group decreased 15.3% while Housing and Building revenues decreased 13.6%.

During the quarter the Company instituted aggressive cost reduction and restructuring actions, including its decision to pursue its strategic options with regard to its Miller Building Systems, Inc. commercial structures subsidiary, which at this time includes the possible sale of the business. Asset impairment and other charges related to restructuring actions at several operations described below totaling $7.5 million are included in the loss for the quarter. Additional charges or losses of up to $9 million, mostly related to goodwill that will be allocated to the affected operations, may be recorded upon completion of the actions described herein, which most likely will occur in the fourth quarter. In addition, the Company incurred expenses and recorded accruals for two RV warranty issues, totaling $6 million, legal reserves for pending litigation of $4 million, and other atypical costs of $0.9 million. As a result of these restructuring and other unusual expenses, which add up to $18.6 million or $9.6 million after tax, total net income for the quarter was a loss of $9.3 million, or $0.60 per share. Excluding these charges, the Company would have recorded a net profit of $0.3 million, or $0.02 per share.

“Challenging business environments are a fact of life, especially in the more cyclical Recreational Vehicle industry, and we must do a better job of managing through those challenges. Factors such as consumer confidence, fuel prices and availability and extreme weather including two hurricanes have impacted us during the first nine months of 2005, but even so, our results are not acceptable. It is imperative that we structure the Company so that it will generate acceptable results for our shareholders in the difficult

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Coachmen Industries, Inc. Announces Third Quarter Results

October 24, 2005

times, and exceptional results in the good times,” stated Chairman and Chief Executive Officer, Claire C. Skinner. “Rather than waiting for market conditions to improve, we are taking aggressive actions now to bring our Company to acceptable performance levels. During the second quarter we launched the first of numerous actions under our ‘Intensive Recovery Plan’. These continued during the third quarter, and more steps will be implemented in the periods ahead. Though some of these bold actions penalize earnings in the short-term, they will have lasting long-term benefits.”

Intensive Recovery Plan

Chairman Skinner continued, “In developing our Intensive Recovery Plan, management conducted a critical assessment of all aspects of our business, including markets and industries served, deployment of assets, capacity utilization, people, processes and business models. Actions were developed to right-size the business for the current environment, to eliminate unnecessary activities and their related costs, and to either cure or eliminate underperforming entities and marketing efforts. We are also recognizing and boldly addressing some mistakes made in the past, which have been debilitating to the Company’s performance.”

As a result of its critical review of each of the Segment’s markets and production facilities, the Company is evaluating its options with respect to the disposal of its Miller Building Systems, Inc. commercial structures subsidiary, acquired in 2000, and is exploring options for its sale at this time. Since its acquisition, Miller has struggled through a deep downturn in the telecommunications market. During the last three fiscal years, Miller has incurred pre-tax losses of $10.7 million, and while it is operating close to break-even at the present, the Company believes that its resources are better focused on its core systems-built residential structures business. As a result of this decision, an asset impairment charge of $4.3 million was recorded in the third quarter, and it may be necessary to recognize an additional non-cash charge of up to $9 million upon disposition of the operation, largely due to the goodwill that will be allocated to Miller at that time. Annual revenues will be reduced by $35 million to $40 million in 2006 due to this sale, while pre-tax profits should improve through the elimination of the potential for losses like the ones mentioned previously.

In August, the Company decided to close its All American Homes operation in Springfield, Tennessee. Pending completion of current backlogs, the closure should be completed by the end of 2005, and will result in non-cash charges of approximately $2 million, $1.6 million of which were recorded in the third quarter. During the last three fiscal years, AAH-TN has generated cumulative pre-tax losses of $3.4 million, with an additional estimated operating loss of $3.0 million in 2005. This action should have no impact on revenues, as all existing builders in that region will continue to be served by the Company’s housing operations in Indiana, Ohio and North Carolina, but should improve profitability by eliminating the possibility of further losses at this location.

The Company has also signed a binding letter of intent to sell its housing operation in Osage City, Kansas to a local investor group, with an anticipated closing in the fourth

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Coachmen Industries, Inc. Announces Third Quarter Results

October 24, 2005

quarter. As a result of this impending sale, an impairment charge of $1.6 million has been recorded in the third quarter. Annual revenues will be reduced by approximately $10 million in 2006 due to this sale, while pre-tax profits should improve by approximately $1 million.

In September, the Company announced the relocation of Georgie Boy Manufacturing (GBM), LLC from Edwardsburg, Michigan to a newer, more efficient motorhome production facility within its Middlebury, Indiana manufacturing complex. GBM will continue to control and focus on its independent product design, sales, and marketing efforts to ensure the continued strength of the GBM brand with consumers and its separate dealer body, while realizing operating and administrative synergies. This action will result in improved operating efficiencies and capacity utilization within the RV Group, and should generate approximately $5 million in operational improvements beginning in 2006. The relocation will be completed late in the fourth quarter and will cost approximately $1.8 million. The old GBM manufacturing complex will be sold.

Finally, consistent with its determination to focus on its two core businesses, the Company has reached an agreement to sell its Prodesign thermoformed plastics subsidiary to an investor group. The transaction is expected to close in the fourth quarter and will be accretive to earnings. As a result of this sale, annual revenues in 2006 will be reduced by approximately $14 million, and pre-tax profits will be immaterially affected.

These moves are all in addition to previous corrective actions implemented during the second quarter. Since June, approximately 130 or 13% of salaried positions have been eliminated, company-wide, which is expected to result in savings of $5 million to $6 million per year. The Company has made a number of changes within corporate management to consolidate executive positions and reduce overhead, and to re-align responsibilities to better meet the challenges of future growth. Also during the second quarter, all RV service operations were consolidated into one unit to reduce staffing and eliminate duplicative activities. RV capacity utilization was increased through the consolidation of several towable production facilities and two Class C mini-motorhome production lines. In the Housing and Building segment, the administrative operations of the Indiana and Ohio facilities were consolidated.

In addition to the above strategic initiatives, other Intensive Recovery actions are aimed at improving the efficient utilization of the Company’s assets. Negotiations are currently underway for the sale of several idle properties, vacant land and the company aircraft.

Management continues to focus on working capital reductions, particularly with regard to inventory levels, which were reduced by approximately $23 million since the end of the second quarter. In the third quarter, inventory in the RV Segment was reduced by $18 million, all of which is attributable to a favorable reduction of finished goods. In the Housing and Building Segment, inventory was reduced by almost $5 million, which included a $2 million reduction in finished goods inventory.

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Coachmen Industries, Inc. Announces Third Quarter Results

October 24, 2005

Joseph P. Tomczak, Executive Vice President and Chief Financial Officer, said, “We have made significant strides in reducing the working capital requirements of our business, particularly with regard to our inventory levels. The progress we have made in reducing our finished goods inventory of RV products has brought our days supply of units available for sale to a more acceptable 31 days. This has had a favorable impact on our discounts and sales incentives. In addition to these successful efforts to reduce inventories, we anticipate major improvements on our balance sheet as a result of our Intensive Recovery actions. Specifically, we will be removing approximately $47 million of underperforming assets and reallocating the cash generated from liquidating those assets into more productive parts of the business. Additionally, we will be eliminating the annual losses associated with the affected operating units, which in 2005 will be in the neighborhood of $10 million.”

As of September 30, 2005, the Company had cash of $16.2 million and shareholders’ equity of $208.4 million. Long-term debt is $13.9 million. Operating cash flow for the first nine months of 2005 was $28.5 million, while the total cash balance increased by $11.3 million from the end of the second quarter. Capital expenditures were $0.7 million and depreciation was $2.2 million for the third quarter. During the quarter the Company renegotiated its credit agreement with its bank group to ensure adequate access to short-term financing. At the end of the third quarter there were no outstanding borrowings on this line of credit.

Recreational Vehicle Segment

During the third quarter, the RV industry as a whole continued to experience softness as dealers worked to bring their inventory levels in line with reduced retail demand. Industry motorized retail registrations are down 8.0% year-to-date through August, while non-motorized retail registrations are down 2.7% year-to-date through July, according to the most recent data available through Statistical Surveys, Inc.

The Company’s RV Group reported sales of $133.5 million during the third quarter of 2005, down 15.3% from the $157.6 million reported for the comparable period last year. RV Group wholesale unit shipments decreased by 26.8% to 3,783 units versus 5,168 units for the third quarter of 2004. Shipments of motorized products fell 28.8%. Shipments of non-motorized products decreased by 25.9%. With the strength of the Group’s new models introduced in June, as well as the addition of orders related to the recent hurricanes, backlogs for the RV segment increased by over $58 million, or 130%, to $103.3 million from $45.0 million at the end of the third quarter of 2004.

The RV Group continues to gain market share in its motorized products. Overall Class A market share through August is 8.3%, up from 6.9% last year. Within the Class A category, market share of gas-powered motorhomes is 10.7%, up from 9.4% and market share of diesel-powered motorhomes is 5.6%, up from 4.0%. Class C ‘mini-home’ market share has increased to 12.8%, up from 12.0% last year. In terms of market share, Coachmen is now the fifth largest Class A manufacturer and the third largest Class C manufacturer.

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Coachmen Industries, Inc. Announces Third Quarter Results

October 24, 2005

In the third quarter, RV Group profits were substantially impacted by two warranty-related issues. The cost of repairing defects in laminated sidewalls produced earlier in 2005 resulted in additional warranty expenses of $5.2 million, and we are working closely with the supplier of the sidewall material to ensure a satisfactory resolution. In addition, the Group discovered a defect in the lift mechanism for the Company’s camping trailer products, which resulted in a recall of units produced in 2004 and 2005. Production of camping trailers was suspended for approximately six weeks until an alternate supplier of a replacement lift system could be secured. The cost of this recall is estimated to be $1 million, which has been booked in the third quarter. Including the costs of these two items, the RV Group incurred a pre-tax loss of $15.4 million. Excluding these and the other atypical items mentioned here and elsewhere in the release, the RV Group would have reported a pre-tax loss of $3.8 million.

Housing and Building Segment

The Company’s Housing and Building Group reported sales of $64.5 million, down 13.6% from $74.7 million during the third quarter of 2004, with a 25% decrease in residential shipments. Including the costs of restructuring charges, the Housing and Building Group reported a pre-tax loss of $4.4 million versus a pre-tax profit of $4.7 million in 2004. Excluding the items related to the Intensive Recovery Plan and other unique expenses which total $7.8 million, the Housing and Building Segment would have reported a pre-tax profit of $3.4 million.

Weakness in a number of markets for the Housing and Building Group, particularly in the Midwest, contributed to a 15.5% decline in backlogs to $54.0 million, compared to $63.9 million at September 30, 2004. At the same time, strength in the special projects business gained momentum.

In September, All American Building Systems (AABS) was awarded its first military contract to provide barracks for Fort Bliss in Texas. This contract, worth approximately $4.4 million is the division’s initial penetration into the multi-billion dollar military housing market. In August, AABS began construction of a 4-story, 56,000 square-foot seniors condominium project in Morgantown, West Virginia, which is the largest single building produced by the Company in its history.

The Impact of Recent Hurricanes

“Like most Americans, we were shocked at the devastation wrought by Hurricanes Katrina and Rita on the Gulf Coast, and our hearts go out to all those affected by this tragedy,” commented Chairman Skinner. “Like many other companies, we have been presented with numerous opportunities to assist with the relief and reconstruction efforts. In our case this includes recreational vehicles as temporary shelters and modular homes as new permanent residences, as well as replacement commercial structures.”

Working in conjunction with the Company’s dealers, the RV Group has received confirmed orders for approximately 3,000 travel trailers to be delivered in the fourth quarter,

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Coachmen Industries, Inc. Announces Third Quarter Results

October 24, 2005

with a total value of approximately $30 million. Production schedules have been shifted to support these needs, together with regular orders from its dealer body. Management expects the hurricane relief units to be modestly accretive to earnings. The RV Group also has additional unconfirmed orders for a comparable number of units, pending confirmation of delivery requirements.

The Housing and Building Group is also providing a number of more permanent structures to aid in the relief and recovery efforts. The Group has received orders for approximately $4.0 million in structures to be used as temporary medical clinics, on-site offices for construction contractors, and permanent offices for banks located in the region, which it expects to produce and deliver in the fourth quarter. On a longer-term basis, the Housing and Building Group has opportunities to participate in the large-scale reconstruction efforts, especially with the rapid production times inherent with its modular construction techniques. All American Homes offers single-family residences that can ideally serve the market for affordable permanent housing in reconstructed areas. For larger multi-family residential projects, AABS offers a turn-key solution to provide structures for apartments, condominiums, assisted living centers or dormitories. Management expects the initial bidding process for some of these longer-term rebuilding projects to commence in the fourth quarter.

Setting the Stage for Future Performance

“Coachmen Industries is a solid company with a strong foundation built over 41 years, which includes excellent products, dealers, builders, and employees, as well as a very sound balance sheet,” said Chairman Skinner. “We have not been generating suitable returns for our shareholders and our Intensive Recovery Plan represents management’s total commitment to major improvements in all areas of our performance.”

“We believe in the exciting long-term potential of the RV and Housing & Building markets we serve. Our Board of Directors and entire management team are fully dedicated to making our company a cutting edge leader, and to producing superior performance for our shareholders, employees and customers. This is our commitment, and we will not be deterred,” concluded Skinner.

Coachmen Industries, Inc. is one of America’s leading manufacturers of recreational vehicles, systems-built homes and commercial buildings, with prominent subsidiaries in each industry. The Company’s well-known RV brand names include COACHMEN®, GEORGIE BOY™, SPORTSCOACH® and VIKING®. Through ALL AMERICAN HOMES®, Coachmen is one of the nation’s largest producers of systems-built homes, and also a major builder of commercial structures with its ALL AMERICAN BUILDING SYSTEMS™ and MILLER BUILDING SYSTEMS™ products. Prodesign, LLC, produces custom composite and thermoformed plastic parts for numerous industries under the PRODESIGN® brand. Coachmen Industries, Inc. is a publicly held company with stock listed on the New York Stock Exchange (NYSE) under the ticker COA.

 This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain. Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to, the potential fluctuations in the Company’s

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Coachmen Industries, Inc. Announces Third Quarter Results

October 24, 2005

operating results, the availability for floorplan financing for the Company’s recreational vehicle dealers and corresponding availability of cash to Company, uncertainties and timing with respect to sales resulting from recovery efforts in the Gulf Coast, uncertainties regarding the impact on sales of the disclosed restructuring steps in both the recreational vehicle and housing and building segments, the ability to sell and close the operations for sale as described, the accuracy of the estimates of the costs to remedy the disclosed recreational vehicle warranty issues, the impact of performance on the valuation of intangible assets, the availability and the price of gasoline, price volatility of raw materials used in production, the Company’s dependence on chassis and appliance suppliers, interest rates, the availability and cost of real estate for residential housing, the ability of the Housing and Building segment to perform in new market segments where it has limited experience, adverse weather conditions affecting home deliveries, competition, government regulations, legislation governing the relationships of the Company with its recreational vehicle dealers, consolidation of distribution channels in the recreational vehicle industry, consumer confidence, uncertainties of matters in litigation, further developments in the war on terrorism and related international crises, oil supplies, and other risks identified in the Company’s SEC filings.

For more information:
Joseph P. Tomczak
Executive Vice President and Chief Financial Officer
574-262-0123

Jeffery A. Tryka
Director of Planning and Investor Relations
574-262-0123

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Coachmen Industries, Inc. Announces Third Quarter Results

October 24, 2005
Coachmen Industries, Inc.
Consolidated Statements of Operations
(In Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net Sales	$198,036	$232,310	$612,131	$660,913

Gross Profit - $	17,645	37,275	62,916	97,230
Gross Profit - %	8.9%	16.0%	10.3%	14.7%

GS&A - $	28,450	28,735	79,417	81,668
GS&A - %	14.4%	12.4%	13.0%	12.4%

Asset Impairment - $	6,986	-	6,986	-
Asset Impairment - %	3.5%	0.0%	1.1%	0.0%

(Gain)/Loss on Sale of Property - $	(255)	(189)	(304)	(1,268)

Operating Income (Loss) - $	(17,536)	8,729	(23,183)	16,830
Operating Income (Loss) - %	(8.9)%	3.7%	(3.8)%	2.5%

Other (Income)/Expense	479	(216)	857	(686)

Pre-Tax Profit (Loss) from
Continuing Operations - $	(18,015)	8,945	(24,040)	17,516
Pre-Tax Profit (Loss) from
Continuing Operations - %	(9.1)%	3.9%	(3.9)%	2.7%

Tax Expense (Benefit)	(8,669)	3,060	(11,838)	5,969

Net Income (Loss) from
Continuing Operations	(9,346)	5,885	(12,202)	11,547

Income (loss) from Operations of
Discontinued Entity (net of taxes)	-	55	-	220

Net Income/(Loss)	(9,346)	5,940	(12,202)	11,767

Earnings per share - Basic
Continuing Operations	(0.60)	0.38	(0.78)	0.75
Discontinued Operation	0.00	0.00	0.00	0.01
Net Earnings per share	(0.60)	0.38	(0.78)	0.76

Earnings per share - Diluted
Continuing Operations	(0.60)	0.38	(0.78)	0.75
Discontinued Operation	0.00	0.00	0.00	0.01
Net Earnings per share	(0.60)	0.38	(0.78)	0.76

Weighted Average Shares Outstanding
Basic	15,556	15,479	15,545	15,469
Diluted	15,556	15,544	15,545	15,545

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Coachmen Industries, Inc. Announces Third Quarter Results

October 24, 2005
Coachmen Industries, Inc.
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	September 30,	December 31,
ASSETS	2005	2004
Current Assets
Cash and cash equivalents	$16,175	$14,992
Marketable securities	-	1,747
Accounts receivable	43,366	58,805
Inventories	129,738	136,088
Prepaid expenses and other	13,504	8,597
Deferred income taxes	10,054	6,014
Total Current Assets	212,837	226,243

Property, plant & equipment, net	73,795	82,351
Goodwill	18,132	18,132
Cash value of life insurance, net of loans	28,293	25,162
Real estate held for sale	-	60
Other	5,582	5,775
Total Assets	$338,639	$357,723

	September 30,	December 31,
LIABILITIES AND SHAREHOLDERS’ EQUITY	2005	2004
Current Liabilities
Short-term borrowings	$-	$20,000
Accounts payable, trade	49,459	33,805
Accrued income taxes	-	2,479
Accrued expenses and other liabilities	49,066	39,466
Floor plan notes payable	4,176	6,986
Current portion of long-term debt	2,217	2,195
Total Current Liabilities	104,918	104,931

Long-term debt	13,883	14,943
Deferred income taxes	1,157	3,512
Postretirement deferred compensation benefits	10,213	9,724
Other	38	195
Total Liabilities	130,209	133,305

Shareholders’ Equity	208,430	224,418

Total Liabilities and Shareholders’ Equity	$338,639	$357,723

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Coachmen Industries, Inc. Announces Third Quarter Results

October 24, 2005
Coachmen Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2005	2004
Net income (loss)	$(12,202)	$11,767
Depreciation	6,638	6,973
Changes in current assets and liabilities	34,081	(29,757)
Net Cash Provided by/(Used in) Operations	28,517	(11,017)

Net Cash Used in Investing Activities	(4,759)	(12,442)

Net borrowings	(21,038)	27,023
Issuance of stock	283	458
Dividends paid	(1,887)	(2,814)
Other	67	-
Net Cash Provided by/(Used in) Financing Activities	(22,575)	24,667

Increase in Cash and Temporary Cash Investments	1,183	1,208

Beginning of period cash and temporary cash investments	14,992	6,408

End of Period Cash and Temporary Cash Investments	$16,175	$7,616

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Coachmen Industries, Inc. Announces Third Quarter Results

October 24, 2005
Coachmen Industries, Inc.
Quarterly Segment Data
(In Thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Sales
Recreational Vehicle	$133,545	$157,634	$436,590	$470,548
Housing and Building	64,491	74,676	175,541	190,365
Total	$198,036	$232,310	$612,131	$660,913

Gross Profit
Recreational Vehicle	2,215	17,397	22,643	49,746
Housing and Building	15,430	19,878	40,273	47,282
Other	-	-	-	202
Total	$17,645	$37,275	$62,916	$97,23

Gross Margin Percentage
Recreational Vehicle	1.7%	11.0%	5.2%	10.6%
Housing and Building	23.9%	26.6%	22.9%	24.8%
Total	8.9%	16.0%	10.3%	14.7%

Operating Expenses
Recreational Vehicle	$17,252	$13,237	$45,053	$36,767
Housing and Building	19,817	15,360	46,496	42,146
Other	(1,888)	(51)	(5,450)	1,487
Total	$35,181	$28,546	$86,099	$80,400

Operating Expense Percentage
Recreational Vehicle	12.9%	8.4%	10.3%	7.8%
Housing and Building	30.7%	20.6%	26.5%	22.1%
Total	17.8%	12.3%	14.1%	12.2%

Operating Income/(Loss)
Recreational Vehicle	$(15,037)	$4,160	$(22,410)	$12,979
Housing and Building	(4,387)	4,518	(6,223)	5,136
Other	1,888	51	5,450	(1,285)
Total	$(17,536)	$8,729	$(23,183	$16,830

Pre-Tax Income/(Loss) from Continuing Operations

Recreational Vehicle	$(15,373)	$4,147	$(23,106)	$12,941
Housing and Building	(4,408)	4,738	(6,386)	5,494
Other	1,766	60	5,452	(919)
Total	$(18,015)	$8,945	$(24,040	$17,516
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